[DESCRIPTION]       MATERIAL CONTRACT

EX-10.33b           Copy of Employment and Consulting Agreement
           Relating to Marystephanie Corsones dated
           March 3, 1997

          EMPLOYMENT AND CONSULTING AGREEMENT
           RELATING TO MARYSTEPHANIE CORSONES

     This memorandum dated as of March 3, 1997, sets forth the terms and conditions of the Employment and Consulting Agreement ("Agreement") between Marystephanie Corsones on her own behalf and on behalf of her estate, heirs, executors, administrators, attorneys, successors and assigns (hereinafter collectively referred to as "Corsones"), and The WellCare Management Group, Inc. ("WellCare"), WellCare of New York, Inc. ("WCNY") and WellCare of Connecticut, Inc. ("WC Conn") and their parent(s), agencies, subsidiaries, related companies and divisions and their respective successors, assigns (hereinafter collectively referred to as the "WellCare Entities"), and the WellCare Entities' representatives, agents, officers, directors, shareholders, and employees, whether current and former (hereinafter collectively referred to as the "WellCare Officers and Directors").

     WHEREAS, Corsones and the WellCare Entities agree that Corsones will resign as Chief Financial Officer of WellCare and as a Director of WellCare as of April 1, 1997, and that from April 2, 1997 through and including May 23, 1997 she will hold the position of Senior Advisor for Strategic Planning at WellCare;

     WHEREAS, the WellCare Entities wish to retain Corsones as a consultant to WellCare from May 24, 1997 through and including May 23, 1998.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, Corsones and the WellCare Entities and WellCare Officers and Directors agree as follows:

     1. The employment contract dated May 23, 1994 and amended on January 1, 1995, March 7, 1996, and June 10, 1996 (the "CFO Employment Contract"), will be terminated and Corsones will resign all officer positions and directorships in the WellCare Entities as of April 1, 1997. Corsones represents that she is aware of nothing that will prevent her from fulfilling her duties as CFO through and including March 31, 1997 or that would prevent the WellCare Entities from making all necessary filings with the Securities and Exchange Commission as scheduled during March 1997 or her from signing any such filings in her capacity as Director and Chief Financial Officer, including but not limited to the filing of the 1996 10K Report.

     2. As of April 2, 1997, Corsones will assume the position of Senior Advisor for Strategic Planning at WellCare. Corsones will be employed as the Senior Advisor for Strategic Planning ("SASP") at WellCare from April 2, 1997 through and including May 23, 1997 (the "SASP Employment Term").

     3. During the SASP Employment Term Corsones will render full-time professional services to WellCare in the capacity of
SASP.    She will, throughout the SASP Employment Term,
faithfully, industriously, and to the best of her ability, perform all duties that may be required of her by virtue of her position to the reasonable satisfaction of WellCare's Chief Executive Officer ("CEO"), President, and Board of Directors.

     4. During the SASP Employment Term Corsones will be compensated by WellCare at her current salary rate and on the same payment schedule as in effect under the CFO Employment Contract.

     5. WellCare shall pay on behalf of Corsones $14,000 on December 31, 1997, December 31, 1998, December 31, 1999, and December 31, 2000 into the same tax deferred annuity which it funded pursuant to the CFO Employment Contract ("Tax Deferred Annuity Payments"). The Tax Deferred Annuity Payments are subject to acceleration pursuant to paragraphs 8(a) and (c), 12, 14, and 15 below.

     6. During the SASP Employment Term Corsones shall also be entitled to the following:

        (a)  All benefits as detailed in WellCare's Personnel
Policy and Practices Manual, subject to any additions, deletions, or modifications that may be made to such benefits by WellCare to the benefits offered to its employees as a whole.

        (b) Three days of vacation time (which shall not effect the salary to which Corsones is due under paragraph 4 above), life insurance in the amount of $250,000, and long-term disability insurance coverage of the same kind and amount as she was receiving under the CFO Employment Contract.

        (c) Sixty (60) days of compensation at a rate of sixty percent (60%) of base salary in the event of prolonged inability to work due to the result of sickness or injury, provided that all other compensatory accrued time has been utilized. This compensation will be paid during the qualifying event period which must be completed in order for payment of benefits pursuant to the corporate enhanced long-term disability insurance to be commenced. WellCare shall reserve the right to require documentation to verify Corsones' inability to function as the SASP.

        (d) Full reimbursement for all professional society memberships and dues and for subscriptions to professional journals, up to a maximum amount of $250.

        (e) Reimbursement for travel, lodging, and meals associated with attendance at the 1997 IFA Conference up to a maximum of $800.

        (f) After expiration of the lease on the company automobile Corsones currently drives, a $600 per month car allowance and all other automobile benefits provided for under WellCare's automobile policy.

        (g) A cellular telephone and computer equipment of the same type and on the same terms as provided for under the CFO
Employment Contract.

        (h) The Stock Appreciation Rights as provided under the CFO Employment Contract.

        (i)  Stock Options as provided under the CFO Employment
Contract.

     7. During the SASP Employment Term Corsones shall devote all of her time, attention, knowledge, and skill solely and exclusively to the business and interest of WellCare which shall be entitled to all of the benefits, emoluments, profits, or other issue arising from or incident to any and all work, services, and advice of Corsones; and Corsones expressly agrees that during the SASP Employment Term she will not be interested, either directly or indirectly, in any form, fashion or manner, as partner, officer, director, stockholder, advisor, employee, or in any other form or capacity, in any physician management company, Health Maintenance Organization, PPO, PHO, IPA, Integrated Delivery System, health insurance company or other health organization that competes directly with the WellCare Entities within their service area without the written consent of WellCare (which consent shall not be unreasonably withheld), provided that nothing herein contained shall be deemed to prevent or limit the right of Corsones to invest any of her funds in up to 5% of the capital stock or other securities of any corporation, nor shall anything herein contained be deemed to prevent Corsones from investing or limit Corsones' right to invest her funds in real estate or other similar investments.

     8. The following sets forth the terms and conditions for the termination of Corsones as SASP:

        (a) Corsones will be expected to abide by the policies established by WellCare's Board of Directors. Should Corsones intentionally and materially fail to follow these policies or to be materially and grossly negligent in performing her duties, or to be guilty of criminal conduct in connection with her duties, WellCare shall have the right to terminate her as the SASP at any time (the reasons for such termination hereinafter referred to as "For Cause" and the termination a "For Cause Termination"). If Corsones is terminated For Cause, WellCare shall not be required to provide any period of notice nor shall WellCare be responsible for paying any more salary, or providing any more life or disability insurance; WellCare will, however, be obligated to make the remaining Tax Deferred Annuity Payments set forth above in paragraph 5 within ten (10) days of such termination.

        (b)  Should WellCare, at its discretion, change
Corsones' duties so it can be reasonably found that she is no longer performing the duties of SASP, Corsones shall have the right to terminate her own employment as SASP by written notice delivered to WellCare's CEO, such notice to be given thirty (30) days before termination. Upon termination by Corsones pursuant to this subparagraph and the completion of the thirty-day notice period, WellCare shall continue to pay Corsones salary for thirty
(30) days, shall provide for Corsones' life, disability, health insurance, and automobile lease allowance as set forth in paragraph 6 of this Agreement for the remaining portion of the SASP Employment Term, and shall make all remaining Tax Deferred Annuity Payments as set forth in paragraph 5 above.

        (c) A "Change of Control Event" is defined as the occurrence of either (i) acquisition by a person or entity or any group of affiliated persons or entities (as defined by CFR 230.405) of 25% or more of the common shares of WellCare, other than as a result of the conversion of the convertible note issued to The 1818 Fund II, L.P., or (ii) the change in the composition of the WellCare Board by 25%, not including the changes effected by the anticipated resignation of three current inside members of the Board of Directors (including Corsones herself) or of the addition of the Directors contemplated to be added pursuant to the agreement between WellCare and The 1818 Fund II, L.P. If a Change of Control Event occurs during the SASP Employment Term, WellCare shall make all remaining Tax Deferred Annuity Payments as set forth in paragraph 5 above within ten (10) days of written demand by Corsones to the CEO of WellCare. WellCare will continue to be obligated to provide Corsones with all other benefits and payments incident to her employment as SASP as and when they become due.

        (d) The termination of Corsones as the SASP (whether effected by Corsones or WellCare and regardless of cause) shall have no effect on the validity of or obligations under the consulting arrangement set forth in this Agreement.

     9. From May 24, 1997 through May 23, 1998 (the "Consultant Period"), WellCare will retain Corsones as a consultant. During the Consultant Period Corsones shall be available to perform services to WellCare related to accounting, tax, financial, and strategic planning issues as may be reasonably requested by WellCare's CEO, President, or Chief Financial Officer. She will work on an "as needed" basis and will not be obligated to appear at the WellCare offices except when and as her duties require such presence. Corsones shall not be obligated to render services for more than 35 hours per week except upon mutual agreement between Corsones and WellCare.

     10. During the Consultant Period, Corsones shall also be entitled to the following:

        (a) A consulting fee of $112,500 to be paid ratably on a semi-monthly basis. WellCare shall issue a Form 1099 with respect to these payments. WellCare will not withhold or pay on behalf of Corsones federal, state or local income tax or payroll tax of any kind. Corsones shall not be treated as an employee during the Consultant Period for tax purposes or any other purpose.

        (b) Four weeks of vacation time (which shall not effect the consulting fees to which Corsones is due under paragraph 10(a) above), and life insurance in the amount of $250,000 of the same kind and amount as she has received under the CFO Employment Contract.

        (c) A long-term disability policy with the same benefit levels, and same terms with respect to time lapse to the commencement of payouts and length of benefit payouts as provided under the CFO Employment Contract.

        (d) Compensation at a rate of sixty percent (60%) of the ratable portion of the consulting fee in the event of prolonged inability to work due to the result of sickness or injury, provided that all other compensatory accrued time has been utilized. This compensation will be paid only during the qualifying event period (if any) which must be completed in order for the corporate enhancement feature of the long-term disability insurance to be initiated. WellCare reserves the right to require documentation to verify Corsones' inability to function in the consultant position.

        (e) Full reimbursement for all professional society memberships and dues and for subscriptions to professional journals, up to a maximum amount of $1,000.

        (f) A $600 per month car allowance and all other automobile benefits provided for under WellCare's automobile policy.

        (g) Health benefits to Corsones and her covered beneficiaries in the manner and to the same degree as provided for under the CFO Employment Contract.

        (h) The cellular telephone and computer equipment of the same type and on the same terms as currently provided under the CFO Employment Contract.

     11. During the Consultant Period or from May 24, 1997 through the termination of the consulting relationship (whichever is shorter), Corsones expressly agrees that she will not be interested, either directly or indirectly, in any form, fashion or manner, as partner, officer, director, advisor, employee, or in any other form or capacity, in any physician management company, Health Maintenance Organization, PPO, IPA, PHO, integrated delivery service, health insurance company or other health organization that competes directly with the WellCare Entities within their service area, without the written consent of WellCare (which consent shall not be unreasonably withheld), provided that nothing contained herein shall be deemed to prevent or limit the right of Corsones to invest any of her funds in up to 5% of the capital stock or other securities of any corporation, nor shall anything herein contained be deemed to prevent Corsones from investing or limit Corsones' right to invest her funds in real estate or other similar investments.

     12. If, during the Consultant Period, WellCare should determine that it no longer wishes to retain the consulting services of Corsones, it may terminate the consulting relationship. However, upon such termination, all consulting fees for the remainder of the Consultant Period, and the Tax Deferred Annuity Payments will immediately become due and payable; WellCare will also continue to be obligated to provide all benefits set forth in paragraph 10 above throughout the remaining portion of the Consultant Period, except for the cellular telephone and computer equipment.

     13. At the end of the Consultant Period or at the termination of the consulting relationship (whichever is earlier), Corsones shall have the option of buying the computer equipment at fair market value.

     14. If, during the Consultant Period a Change of Control Event occurs, WellCare shall make all remaining Tax Deferred Annuity Payments as set forth in paragraph 5 above within ten (10) days of written demand by Corsones to the CEO of WellCare. WellCare will also be obligated to provide Corsones with all benefits incident to her consultancy as and when they become due, except that at such time as Corsones exercises her option to terminate as provided for in paragraph 15, WellCare will be obligated only to provide those remaining benefits set forth in paragraph 15 below as and when they become due and the accelerated Tax Deferred Annuity Payments as set forth in this paragraph.

     15. If, during the Consultant Period a Change of Control Event occurs, Corsones shall have the right to terminate her consulting relationship by written notice delivered to the CEO of WellCare, such notice to be given thirty (30) days before termination. Upon termination by Corsones pursuant to this paragraph and the completion of the thirty-day notice period, WellCare shall (i) make all Tax Deferred Annuity Payments as provided in paragraph 14, (ii) continue to pay Corsones' ratable consulting fee for thirty (30) days, and (iii) provide for Corsones' life, disability, health insurance, and automobile allowance as provided in paragraph 10 of this Agreement through and including May 23, 1998. Notwithstanding such termination by Corsones, she shall retain any Stock Appreciation Rights, Rights to Stock Options, or Vested Stock Options given to her under the CFO Contract or during her employment as SASP. The Rights to Stock Options and Vested Stock Options are subject to the terms of the option agreement(s) now in effect.

     16. Corsones shall have the right to terminate her consultancy at any time for any reason on thirty (30) days written notice. At the end of the notice period (except where a Change of Control Event precedes the termination as provided in paragraph 15 above), all of WellCare's obligations to pay the consulting fee and any other benefits will cease except that WellCare shall continue to be obligated to make any remaining Tax Deferred Annuity Payments and Corsones shall retain any Stock Appreciation Rights, Rights to Stock Options, or Vested Stock Options given to her under the CFO Contract or during her employment as SASP. The Rights to Stock Options and Vested Stock Options are subject to the terms of the option agreement(s) now in effect.

     17. WellCare shall consult with and allow Corsones and her attorneys to review and comment on the content and timing of any press releases concerning her, including but not limited to
(1) her employment, (2) any termination of or retirement from her employment, (3) any reassignment of her duties with WellCare, or
(4) this Agreement. Such consultation and review shall occur before the press release is issued. WellCare shall permit
Corsones to announce to the staff of WellCare on behalf of WellCare the changes in her employment status effected by this Agreement.

     18. Nothing in this Agreement shall affect Corsones' rights to indemnification under the Certificate of Incorporation and Bylaws of WellCare and Article 7 of the New York Business Corporation Law, as Article 7 may be amended and supplemented or by any successor thereto, in connection with any action (civil or criminal) or investigation (regulatory or otherwise) for which Corsones may be entitled to indemnification. To the extent that Corsones may be entitled to such indemnification, WellCare expressly approves Corsones' retention of Shaw, Pittman, Potts & Trowbridge to represent her. WellCare also agrees to pay
Corsones' attorneys' fees and expenses incurred in connection with entering into this Agreement.

     19. Corsones hereby releases the WellCare Entities and the WellCare Officers and Directors from any and all liability for any claims known to her as of the date of her execution of this Agreement for discrimination on the basis of race, color, sex, national origin, religion, disability, age, marital status and veteran status, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act of 1993, the Americans With Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the New York State Human Rights Law, and the New York City Human Rights Law. This release expressly does not include a release of Corsones' rights of indemnification as set forth in this Agreement, the Certificate of Incorporation and Bylaws of the WellCare Entities and New York and federal law, or any other terms of this Agreement which require future performance or a release of any claims she might have against the WellCare Entities or the WellCare Officers and Directors relating to the action captioned In re The WellCare Management Group, Inc. Securities Litigation 96-CV-0521 (TJM/DRH). This Agreement does not constitute any admission by the WellCare Entities or the WellCare Officers and Directors that they have violated any such law or legal obligation with respect to any aspect of Corsones' employment.

     20. Corsones represents, warrants, and acknowledges that the WellCare Entities owe her no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay, tuition reimbursement, or other compensation or payments or forms of remuneration of any kind or nature, other than that specifically provided for in this Agreement and other than $5,769.23, in payment for 100 vacation hours owed to Corsones by WellCare, which payment shall be made to Corsones on or before May 23, 1997.

     21. The WellCare Entities represent and agree that they have not (a) filed or caused any officer or director of the WellCare Entities to file any lawsuits against Corsones in any court whatsoever; or (b) filed or caused any officer or director of the WellCare Entities to file any charges or complaints against Corsones with any municipal, state, or federal agency charged with the enforcement of any law.

     22.   Corsones represents and agrees that she has not:
(a) filed or caused to be filed any lawsuits against the WellCare Entities or the WellCare officers and directors in their corporate capacities in any court whatsoever; or (b) filed or caused to be filed any charges or complaints against the WellCare Entities or WellCare officers and directors in their corporate capacities with any municipal, state or federal agency charged with the enforcement of any law.

     23. Corsones agrees that, except as may be necessary in connection with litigation or other proceedings in which she may be involved, she will not disclose, or cause to be disclosed in any way, any confidential information, trade secrets or other proprietary information which Corsones in any way acquired during her employment or consultancy with the WellCare Entities. If Corsones believes disclosure of such information is necessary in a litigation or other proceeding, she will, at the request of the WellCare Entities cooperate with the WellCare Entities to try to limit such disclosure, if possible. In connection with litigation or other proceedings, Corsones and the WellCare Entities will cooperate with one another and share documents and other materials to the extent reasonably requested by the other.

     24. The WellCare Entities and the WellCare Officers and Directors acknowledge that as of the date of this Agreement Corsones has been a loyal, conscientious, and valued employee and Director of the WellCare Entities and that they will provide Corsones with positive references in the event such is requested of them by Corsones or by a potential employer of Corsones. The WellCare Entities agree that neither they nor the WellCare Officers and Directors in their corporate capacities will disparage or criticize Corsones in speech or in writing, except as may be necessary in any future litigation between the parties to this Agreement.

     25. Corsones agrees that she shall not disparage or criticize the WellCare Entities or officers or directors of the WellCare Entities in their corporate capacities in speech or in writing, except as may be necessary in any future litigation between the parties to this Agreement.

     26. It is understood and agreed that all books, handbooks, manuals, files, notes, papers, memoranda, letters, facsimile, or other communications which Corsones has in her possession that were written, authorized, signed, received or transmitted in connection with her employment with WellCare from May 1994 through March 1996 (as well as the period prior to May 1994 when she was engaged as a consultant) are and remain the property of WellCare and as such are not to be removed from the WellCare Entities' offices without the prior written approval of WellCare's Chief Operating Officer. In addition any such materials (including any and all copies thereof), which Corsones possess, but which are not in the offices of the WellCare Entities, are to be returned immediately. Notwithstanding this paragraph, Corsones will be permitted to remove from the premises or retain in her possession any documents protected by the attorney-client privilege (except where the privilege belongs to the WellCare Entities) or by the attorney work-product privilege (except where the privilege belongs to the WellCare Entities).

     27. The failure of Corsones or the WellCare Entities to insist upon strict adherence to any term of the Agreement on any occasion shall not be considered a waiver thereof or deprive that party of that right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     28. Corsones acknowledges that she has been offered more than twenty-one (21) days from the date she received this Agreement within which to consider its terms, and that she has been advised that during such period she should consult an attorney regarding the terms of this Agreement. Corsones acknowledges that she has consulted with and been advised by attorneys of her own choosing regarding the terms of this Agreement. Corsones further acknowledges that her signature below indicates that she is entering into this Agreement freely, knowingly and voluntarily with a full understanding of its terms. The terms of this Agreement shall not become effective or enforceable until seven (7) days following the date of its execution, during which time Corsones may revoke the Agreement by notifying the WellCare Entities and the WellCare Officers and Directors in writing, by registered letter delivered to the attention of the undersigned representative of the WellCare Entities, provided, however, that Corsones acknowledges that her resignation as Chief Financial Officer and Director shall become effective April 1, 1997 and that her assumption of the position as SASP shall become effective April 2, 1997. This Agreement constitutes the entire agreement between Corsones and the WellCare Entities and WellCare Officers and Directors, and supersedes and cancels all prior oral and written agreements, if any, between Corsones and the WellCare Entities and the WellCare Officers and Directors.

     29. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal form, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

     30. Corsones acknowledges and agrees that the restrictions and agreements contained in paragraphs 7 and 11 of this Agreement, in view of the nature of Corsones' position and of the WellCare Entities' business, are reasonable and necessary in order to protect the WellCare Entities' legitimate interests, and that any violation thereof would result in irreparable injuries to the WellCare Entities which would not be readily ascertainable or compensable in terms of money, and therefore Corsones further acknowledges that, in the event Corsones violates any of these restrictions, the WellCare Entities shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as damages, which rights shall be cumulative and in addition to any other rights or remedies to which it may be entitled. Corsones further agrees that if it is determined that she has materially breached the terms of any or all of the aforesaid paragraphs, the WellCare Entities shall be entitled to recover from Corsones all costs and reasonable attorneys' fees incurred as a result of the WellCare Entities' attempt to redress such breach or to enforce the WellCare Entities' rights and protect the WellCare Entities' legitimate interests. If it is determined that Corsones has not materially breached the terms of any or all of the aforesaid paragraphs, Corsones shall be entitled to recover all costs and reasonable attorneys' fees incurred as a result of the litigation by the WellCare Entities.

     31. The law of the State of New York will control any questions concerning the validity and the interpretation of this Agreement, without regard to principles of conflicts of law.

     32. Should a dispute arise as to the interpretation, implementation, or performance of this Agreement, the parties agree to submit the dispute to, and be bound by the decision of, a panel of three arbitrators, one to be selected by each party and the third to be selected by the first two. If the two party-selected arbitrators cannot agree on a third arbitrator, then the president of JAMS/Endispute Inc. shall select the third arbitrator under its rules. The arbitration shall commence within twenty-one
(21) days after selection of the third arbitrator. The arbitration shall be a private arbitration conducted by reference to the rules of the American Arbitration Association. The parties to this Agreement shall share the cost of arbitration equally.
The arbitrators shall render their award promptly after the closing of the hearing.

     33. This Agreement shall be binding upon and inure to the benefit of the WellCare Entities and the WellCare Officers and Directors, their successors and assigns, and shall inure to the benefit of and be binding upon Corsones, her administrators, executors, legatees, heirs and assigns.

     34. This Agreement may not be changed or altered, except by a writing signed by Corsones and an authorized officer of each of the WellCare Entities.

Dated:  March 3, 1997

/s/ Marystephanie Corsones
MARYSTEPHANIE CORSONES



STATE OF NEW YORK             )
                              ) ss:
COUNTY OF ULSTER              )

     On this 3rd day of March, 1997, before me personally came Marystephanie Corsones, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that she executed the same.

                         /s/ Marianne Gilday
                         Notary Public

                         MARIANNE GILDAY
                         Notary Public, State of New York
                         Reg. # 4917920
                         Qualified in Ulster County
                         Commission Expires January 19, 1998


                         THE WELLCARE MANAGEMENT GROUP, INC.

Dated:  March 3, 1997         By:  /s/ Joseph Papa
                         Name:  Joseph Papa
                         Title: President and COO


STATE OF NEW YORK             )
                              ) ss:
COUNTY OF ULSTER              )

     On this 3rd day of March, 1997, before me personally came Joseph Papa, to me known, who being by me duly sworn, did depose and say that he is President and COO of The WellCare Management Group, Inc., the corporation described in and which executed the foregoing instrument; that he is duly authorized to execute said instrument on behalf of said corporation, and that she/he executed said instrument pursuant to that authority.

                         /s/ Jeannine G. Earl
                         Notary Public

                         JEANNINE G. EARL
                         Notary Public, State of New York
                         No. 4937485
                         Qualified in Ulster County
                         Commission Expires July 25, 1998

                         WELLCARE OF NEW YORK, INC.

Dated: March 3, 1997               By:  /s/ Joseph Papa
                              Name: Joseph Papa
                         Title: President

STATE OF NEW YORK             )
                              )  ss:
COUNTY OF ULSTER              )

     On this 3rd day of March, 1997, before me personally came Joseph Papa,, to me known, who being by me duly sworn, did depose and say that he is the President of WellCare of New York, Inc., the corporation described in and which executed the foregoing instrument; that she is duly authorized to execute said instrument on behalf of said corporation, and that she executed said instrument pursuant to that authority.

                         /s/ Jeannine G. Earl
                         Notary Public

                         JEANNINE G. EARL
                         Notary Public, State of New York
                         No. 4937485
                         Qualified in Ulster County
                         Commission Expires July 25, 1998


                         WELLCARE OF CONNECTICUT, INC.

Dated:  March 4, 1997         By:  /s/ Douglas Hayward
                         Name:  Douglas Hayward
                         Title: President


STATE OF CONNECTICUT          )
                         ) ss:
COUNTY OF NEW HAVEN      )

     On this 4 day of March, 1997, before me personally came Douglas Hayward, to me known, who being by me duly sworn, did depose and say that he is the President of The WellCare Management Group, Inc., the corporation described in and which executed the foregoing instrument; that he is duly authorized to execute said instrument on behalf of said corporation, and that he executed said instrument pursuant to that authority.

                         /s/ Pasquale Nuzzolillo
                         Notary Public

                         My Commission Expires Aug. 31, 1999